UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________
FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2008

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip code)

Registrant's telephone number, including area code:  (972) 431-1000

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  Election of New Director. On February 26, 2008, the Board of Directors of J. C. Penney Company, Inc. (“Company”) elected Javier G. Teruel as a member of the Board of Directors. There are no arrangements or understandings between Mr. Teruel and any other person pursuant to which he was elected as a director. It is expected that Mr. Teruel will be appointed to the Audit and Finance Committees of the Board.

In connection with his election to the Board, and pursuant to the terms of the Company’s 2005 Equity Compensation Plan, Mr. Teruel was granted an award of restricted stock units having a market value of $31,476 on February 29, 2008. This award represents a pro-rata amount of the current annual equity award to non-associate directors based on the date of Mr. Teruel’s election.

A copy of the press release announcing Mr. Teruel’s election to the Board is furnished herewith as Exhibit 99.1.

(e)  2007 Incentive Compensation Award, 2008 Base Salary, 2008 Target Incentive Opportunity, and 2008 Equity Award for CEO, and 2008 Incentive Compensation Program Changes. Pursuant to the J. C. Penney Corporation, Inc. Management Incentive Compensation Program (“Incentive Program”), annual cash incentive compensation is awarded to eligible associates based upon the achievement of pre-set performance goals. For the Company’s executive officers in 2007, incentive compensation payouts were measured (i) 50% based upon total Company sales and operating profit from continuing operations, and (ii) 50% based upon the executive officer’s individual performance. To receive any award under the Incentive Program, however, the Company had to achieve a minimum level of operating profit performance. Based on the Company’s fiscal 2007 operating profit result, the Incentive Program payment amount for fiscal 2007 was zero.

On February 27, 2008, the independent members of the Board considered their overall assessment and comparable data from a select group of peer companies and determined that for 2008, the base salary for Myron E. Ullman, III, Chairman and Chief Executive Officer (“CEO”) of the Company should remain unchanged at $1,500,000 and that his 2008 target incentive opportunity percentage under the Incentive Program should remain unchanged at 125% of Mr. Ullman’s base salary. The independent directors of the Board further determined that Mr. Ullman’s 2008 equity award value should be set at $8,000,000, unchanged from 2007. For 2008, the independent directors determined that Mr. Ullman’s equity value should be delivered half in the form of stock options, one-quarter as performance-based restricted stock units, and one-quarter as time-based restricted stock units under the Company’s 2005 Equity Compensation Plan. Mr. Ullman’s equity award will be effective at the time of the Company’s annual grant of equity awards, which will occur in March 2008.

For 2008, the independent members of the Board have modified the structure of the Incentive Program to provide that each component of the award (sales, operating profit, and individual performance) will have a separate payout. The sales and operating profit payouts will be determined in accordance with the respective matrices for such components. The individual component will be funded at the discretion of the CEO for participants who are not executive officers. The Human Resources and Compensation Committee of the Board has discretion over the funding of the individual component for executive officers and the independent members of the Board have discretion over the funding of the individual component for the CEO.

These determinations will be discussed in the Compensation Discussion and Analysis section of the Company’s 2008 proxy statement, which will be filed with the Securities and Exchange Commission and posted on the Company’s website.

Item 9.01     Financial Statements and Exhibits.

(d)  Exhibit 99.1     J. C. Penney Company, Inc. News Release issued February 27, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By: /s/ Joanne L. Bober
Joanne L. Bober
Executive Vice President,
General Counsel and Secretary

Date: March 3, 2008

EXHIBIT INDEX

Exhibit Number        Description

99.1              J. C. Penney Company, Inc. News Release issued February 27, 2008